As filed with the Securities and Exchange Commission on May 16, 2002
                                            Registration Statement No. 333-85862

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             WATTS INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

              Delaware                                   04-2916536
    (State or other jurisdiction                      (I.R.S. Employer
  of incorporation or organization)                Identification Number)

                                   -----------
                               815 Chestnut Street
                       North Andover, Massachusetts 01845
                                 (978) 688-1811
               (Address, including zip code and telephone number,
        including area code, of Registrant's principal executive offices)

                                   -----------
                             Ronald W. Gorski, Esq.
                               Corporate Attorney
                             Watts Industries, Inc.
                               815 Chestnut Street
                       North Andover, Massachusetts 01845
                                 (978) 688-1811
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)

                                   -----------
                 Copies of all communications should be sent to:
                              David F. Dietz, P.C.
                           Robert P. Whalen, Jr., P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                        Boston, Massachusetts 02109-2881
                                 (617) 570-1000

                                   -----------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                   -----------
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

                    Subject to completion. Dated May 16, 2002


PROSPECTUS

    1,200,000 Shares of Class A Common Stock Underlying Class B Common Stock

                             WATTS INDUSTRIES, INC.

                              Class A Common Stock
                           (par value $0.10 per share)

      This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, of up to 1,200,000 shares of class A common stock of Watts Industries, Inc. issuable upon conversion of class B common stock of Watts Industries, Inc.


      We will not receive any of the proceeds from the sale of the shares of class A common stock offered by this prospectus. We have agreed to bear the expenses of registration of the shares under federal and state securities laws.

      Our class A common stock is listed on the New York Stock Exchange under the symbol "WTS." On May 15, 2002, the last reported sale price of our class A common stock on the New York Stock Exchange was $19.30.


                                   -----------

      Investing in our class A common stock involves risks. See "Risk Factors" beginning on page 2 for a discussion of certain factors that you should consider before you invest in our class A common stock.

                                   -----------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   -----------

                The date of this prospectus is ___________, 2002.

                                   -----------

--------------------------------------------------------------------------------
The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----


Prospectus Summary..........................................................   1
Risk Factors................................................................   2
Forward-Looking Statements..................................................   8
Our Company.................................................................   9
Registration Rights of the Selling Stockholders.............................  10
The Selling Stockholders....................................................  11
Use of Proceeds.............................................................  17
Plan of Distribution........................................................  17
Incorporation of Documents by Reference.....................................  19
Where You Can Find More Information.........................................  20
Experts.....................................................................  20
Legal Matters...............................................................  20

                               PROSPECTUS SUMMARY


      This summary represents a summary of all material terms of this offering and only highlights the more detailed information appearing elsewhere in this prospectus or incorporated by reference in this prospectus. It may not contain all of the information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our class A common stock.


      Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to Watts Industries, Inc., a Delaware corporation, and its subsidiaries, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                             Watts Industries, Inc.

      Watts Industries, Inc. designs, manufactures and sells an extensive line of valves and other products for the water quality, water safety, water flow control and water conservation markets. We are a leading manufacturer and supplier of these products in both North America and Europe. Our growth strategy emphasizes expanding brand preference with customers, focusing on code development and enforcement, developing new valve products and entering into new markets for specialized valves and related products through diversification of its existing business, strategic acquisitions in related business areas, both domestically and abroad, and continued development of products and services for the home improvement, do-it-yourself retail market. We have focused on the valve industry since 1874, when our predecessor was founded to design and produce steam regulators for New England textile mills and power plants.


      Watts Industries, Inc. is a Delaware corporation. Our class A common stock is listed on the New York Stock Exchange under the symbol "WTS."


      Our principal executive offices are located at 815 Chestnut Street, North Andover, Massachusetts 01845, and our telephone number is (978) 688-1811. Our Internet site address is www.wattsind.com. The information on our web site does not constitute a part of this prospectus.

                               Recent Developments


      On May 9, 2002, we acquired Hunter Innovations, Inc. of Sacramento, California for $25 million of which approximately $10 million was paid in cash at the closing and the balance will be paid out over the next four years. Hunter Innovations was founded in 1995 as a technology development company and has developed a patented diaphragm seal technology currently licensed by us for our backflow prevention product line. Hunter Innovations has also developed a line of automatic control valves and has made advances in large backflow prevention device technology. Hunter Innovations' sales during the twelve months preceding the acquisition were approximately $1.5 million.

      On April 23, 2002, we declared a dividend of $0.06 per share on our class A and class B common stock payable June 14, 2002 to stockholders of record on June 3, 2002.

      On April 5, 2002, Gabelli Funds, LLC and its related persons and entities filed a Schedule 13D reporting beneficial ownership of 6,229,964 shares of class A common stock, which represents 34.7% of the total outstanding shares of class A common stock, 23.5% of the total outstanding shares of class A and class B common stock, and 6.0% of the total voting power of the outstanding class A and class B common stock.


                                  The Offering


      This prospectus relates to up to an aggregate of 1,200,000 shares of our class A common stock that may be offered for sale by the selling stockholders. We originally issued the shares of class B common stock, which are convertible into the shares of class A common stock to be registered pursuant to this registration statement, in connection with a recapitalization transaction on August 28, 1986. In connection with the recapitalization, we entered into a registration rights agreement with holders of the class B common stock. As of April 30, 2002, 8,585,224 shares of our class B common stock were outstanding and subject to subject to this registration rights agreement. If the entire 1,200,000 shares being offered by this prospectus are sold, 7,385,224 shares of our class B common stock will be outstanding and subject to this registration rights agreement.


      We are registering the sale of the 1,200,000 shares of class A common stock covered by this prospectus to fulfill part of our obligations under the registration rights agreement. Registration of the sale of these shares does not necessarily mean that all or any portion of the shares will be offered for sale by the selling stockholders.

      We will not receive any proceeds from the sale of any shares offered by this prospectus. We have agreed to bear the expenses of registration of the shares under federal and state securities laws.

                                  RISK FACTORS


      An investment in our class A common stock involves a high degree of risk. The risk factors below represent those risks that we consider to be material to an investment in our class A common stock and which, if realized, could have material adverse effects on our business, financial condition or results of operations as specifically discussed below. In such an event, the trading price of our class A common stock could decline, and you could lose all or part of your investment. Before you invest in our class A common stock, you should be aware of various risks, including those described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus, before you decide whether to purchase our class A common stock. The risks and uncertainties described below are not the only ones we face. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on forward-looking statements discussed on page 8.

Down Economic Cycles, Particularly Reduced Levels Of Housing Starts And Remodeling, Have An Adverse Affect On Our Revenues And Operating Results

      We have experienced and expect to continue to experience fluctuations in revenues and operating results due to economic and business cycles. The businesses of most of our customers, particularly plumbing and heating wholesalers and home improvement retailers, are cyclical. Therefore, the level of our business activity has been cyclical, fluctuating with economic cycles, in particular, with housing starts and remodeling levels. Housing starts and remodeling are, in turn, heavily influenced by mortgage interest rates, consumer debt levels, changes in disposable income, employment growth, consumer confidence and, on a short term basis, weather conditions. If these and other factors cause a material reduction in housing and remodeling starts, our revenues and profits could decrease and result in a material adverse effect on our financial condition and results of operations.

We Face The Continuing Impact On Economic And Financial Conditions In The United States And Around The World As A Result Of The September 11th Terrorist Attacks And Related Matters, And We Are Predominantly Uninsured For Losses And Business Interruptions That May Be Caused By Any Additional Terrorist Attacks Or Acts Of War

      The potential for future terrorist attacks following those of September 11, 2001, the national and international response to such attacks, and other related acts of war or hostility has exposed us to many general economic and political uncertainties which may adversely affect our business and results of operations, and has also exposed us to potentially significant and unpredictable losses due to the fact that we are predominantly uninsured for losses and business interruptions that may be caused by terrorist attacks, acts of war and other related hostilities. Because we operate manufacturing facilities and participate in joint ventures worldwide, including at locations in the United States, Canada, Europe and Asia, our business may be adversely impacted by any such losses or interruptions not only in the United States but in other parts of the world as well. In addition, any further terrorist attacks or related hostilities could adversely affect our customers and markets, and could result in reduced demand for our products that, in turn, could cause a decline in our revenues and profitability. Such events also could hinder our ability to meet delivery commitments to our customers through interruptions in our manufacturing operations, delays on the part of those domestic and international transportation companies through which we transport our products, or delays and/or restrictions imposed by increased governmental and industrial security precautions. An inability to timely meet our delivery obligations could result in a loss of our customers and could have a negative impact on both our revenues and profitability.

Economic, Political And Other Risks Associated With International Sales And Operations Could Adversely Affect Our Business And Future Operating Results

      Since we sell our products worldwide, our business is subject to risks associated with doing business internationally. Our sales outside North America, as a percentage of our total sales, was 24.3% in 2001. Accordingly, our business and future operating results could be harmed by a variety of factors, including:

      o changes in foreign currency exchange rates which could negatively affect our revenues

      o changes in a specific country's or region's political or economic conditions, particularly in emerging markets, which could make it difficult for us to meet customer delivery deadlines

      o trade protection measures and import or export licensing requirements which could increase our costs of doing business internationally

      o potentially negative consequences from changes in tax laws which could have an adverse impact on our profits

      o difficulty in staffing and managing widespread operations which could reduce our productivity

      o     costs of compliance with differing labor regulations

      o laws of some foreign countries may not protect our intellectual property rights to the same extent as the laws of United States

      o unexpected changes in regulatory requirements which may be costly to implement

Reductions Or Interruptions In The Supply Of Raw Materials And Increases In The Prices Of Raw Materials Could Reduce Our Profit Margins And Adversely Impact Our Ability To Meet Our Customer Delivery Commitments

      Our inability to obtain adequate supplies of raw materials for our products at favorable prices, or at all, could have a material adverse effect on our business, financial condition or results of operations by decreasing our profit margins and by hindering our ability to timely deliver products to our customers. We require substantial amounts of raw materials, including bronze, brass and cast iron, and substantially all raw materials we require are purchased from outside sources. The availability and prices of raw materials may be subject to curtailment or change due to, among other things, new laws or regulations, suppliers' allocations to other purchasers, interruptions in production by suppliers, changes in exchange rates and worldwide price levels. We are not currently party to any long-term supply agreements.


Fluctuations In Foreign Exchange Rates Could Materially Affect Our Reported Results


      Since we report our interim and annual results in United States dollars, we are subject to the risk of currency fluctuations. Exchange rates between the United States dollar, in which our results are and will be reported, and the local currency in the countries in which we provide many of our services, may fluctuate from quarter to quarter. When the dollar appreciates against the applicable local currency in any reporting period, the actual earnings generated by our services in that country are diminished in the conversion.

      We are exposed to fluctuations in foreign currencies as a significant portion of our revenue, and certain of our costs, assets and liabilities, are denominated in currencies other than U.S. dollars. Approximately 24.3% of our revenue during 2001 was from sales outside of North America. For the twelve months ended December 31, 2001 the depreciation of the euro against the U.S. dollar had an adverse impact on revenue of $3,385,000, yet the impact on earnings was minimal. If our share of revenue in non-dollar denominated currencies continues to increase in future periods, exchange rate fluctuations will likely have a greater impact on our results of operations and financial condition.

      In addition, some of our competitors are based in foreign countries and have cost structures and prices based on foreign currencies. Accordingly, currency fluctuations could cause our U.S. dollar-priced products to be less competitive than our competitors' products which are priced in other currencies.

We Face Intense Competition And, If We Are Not Able To Respond To Competition In Our Markets, Our Revenues May Decrease

      Competitive pressures in our markets could adversely affect our competitive position, leading to a possible loss of market share or a decrease in prices, either of which could result in decreased revenues and profits. We encounter intense competition in all areas of our business. Additionally, customers for our products are attempting to reduce the number of vendors from which they purchase in order to reduce the size and diversity of their inventory. To remain competitive, we will need to invest continuously in manufacturing, marketing, customer service and support and our distribution networks. We anticipate that we may have to adjust the prices of some of our products to stay competitive potentially resulting in a reduction in the profit margin for, and inventory valuation of, these products. We may not have sufficient resources to continue to make such investments, and we may be unable to maintain our competitive position.

Environmental Compliance Costs And Liabilities Could Increase Our Expenses Or Reduce Our Profitability

      We cannot predict the nature, scope or effect of future environmental regulatory requirements to which our operations might be subject or the manner in which existing or future environmental laws will be administered or interpreted, and compliance with such laws or regulations may entail additional expenses which could decrease our profitability. Our operations and properties are subject to increasingly stringent laws and regulations relating to environmental protection, including laws and regulations governing air emissions, water discharges, waste management and workplace safety. Such laws and regulations can impose substantial fines and sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or decrease the likelihood of accidental hazardous substance releases. We must conform our operations and properties to these laws, and adapt to regulatory requirements in all countries as these requirements change. Violations of these requirements could result in financial penalties and other enforcement actions. We also could be required to halt one or more portions of our operations until a violation is cured. Although we attempt to operate in compliance with these environmental laws, we may not succeed in this effort at all times. The costs of curing violations or resolving enforcement actions that might be initiated by government authorities could be substantial.

      We have experienced, and expect to continue to experience, operating costs to comply with environmental laws and regulations. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean up requirements could require us to incur costs or become the basis for new or increased liabilities that could be significant. While we anticipate that costs related to environmental liabilities for the remainder of this fiscal year will be immaterial, environmental litigation, enforcement and compliance is inherently uncertain and we may experience significant costs in connection with environmental matters.


Third Parties May Infringe Our Intellectual Property, And We May Expend Significant Resources Enforcing Our Rights Or Suffer Competitive Injury


      If we fail to successfully enforce our intellectual property rights, our competitive position could suffer, which could harm our operating results. Our success depends in part on our proprietary technology. We rely on a combination of patents, copyrights, trademarks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our proprietary rights. We may be required to spend significant resources to monitor and police our intellectual property rights.


If We Cannot Continue Operating Our Manufacturing Facilities At Current Or Higher Levels, Our Results Of Operations Could Be Adversely Affected


      The equipment and management systems necessary for the operation of our manufacturing facilities may break down, perform poorly or fail, resulting in fluctuations in our ability to produce our products and to achieve manufacturing efficiencies. We operate a number of manufacturing facilities, all of which are subject to this risk, and such fluctuations at any of these facilities could cause an increase in our production costs and a corresponding decrease in our profitability. In addition, such fluctuations may affect our ability to deliver products to our customers on a timely basis, and an inability to timely meet our delivery obligations could result in a loss of our customers and a resulting negative impact on our business, financial condition and results of operations.


To The Extent We Are Not Successful In Implementing Our Manufacturing Restructuring Plan, It Could Have An Adverse Effect On Our Results Of Operations And Financial Condition


      If our planned manufacturing plant consolidations in the United States and Europe and production capability expansion in China are not successful, our results of operations and financial condition could be materially adversely effected. We believe that this manufacturing restructuring plan will reduce our product cost. However, if we are unable to meet customer demand, incur increased transportation costs or have underutilized manufacturing capacity, our results of operations and financial condition may be harmed.

If We Experience Delays In Introducing New Products Or If Our Existing Or New Products Do Not Achieve Or Maintain Market Acceptance, Our Revenues And Our Profitability May Decrease

      Failure to develop new and innovative products or to custom design existing products could result in the loss of existing customers to competitors or the inability to attract new business, either of which may adversely affect our revenues. Our industry is characterized by:


      o     intense competition

      o     changes in end-user requirements

      o     technically complex products

      o     evolving product offerings and introductions


      We believe our future success will depend, in part, on our ability to anticipate or adapt to these factors and to offer, on a timely basis, products that meet customer demands. The development of new or enhanced products is a complex and uncertain process requiring the anticipation of technological and market trends. We may experience design, manufacturing, marketing or other difficulties, such as an inability to attract a sufficient number of qualified engineers, that could delay or prevent our development, introduction or marketing of new products or enhancements and result in unexpected expenses. Such difficulties could cause us to lose business from our customers and could adversely affect our competitive position; in addition, added expenses could decrease the profitability associated with those products that do gain market acceptance.


Implementation Of Our Acquisition Strategy May Not Be Successful, Which Could Affect Our Ability To Increase Our Revenues Or Reduce Our Profitability


      One of our strategies is to increase our revenues and expand our markets through acquisitions that will provide us with complementary water related products. We cannot be certain that we will be able to identify, acquire or profitably manage additional companies or successfully integrate such additional companies without substantial costs, delays or other problems. Also, companies acquired in the future may not achieve revenues, profitability or cash flows that justify our investment in them. We expect to spend significant time and effort in expanding our existing businesses and identifying, completing and integrating acquisitions. We expect to face competition for acquisition candidates which may limit the number of acquisition opportunities available to us and may result in higher acquisition prices, possibly leading to a decrease in our revenues and profitability. In addition, acquisitions may involve a number of special risks, including, but not limited to:


      o     adverse short-term effects on our reported operating results

      o     diversion of management's attention

      o     loss of key personnel at acquired companies

      o unanticipated management or operational problems or legal liabilities


If We Fail To Manufacture And Deliver High Quality Products, We May Lose
Customers

      If we fail to maintain and enforce quality control and testing procedures, our products may not meet the stringent performance and safety standards demanded by our customers and required by regulatory standards incorporated into state and municipal plumbing and heating, building and fire protection codes, possibly harming our reputation and our competitive position in our industry. Product quality and performance are a priority for our customers. Our products are used in control of temperature and pressure of water as well as water quality and safety. These applications require products that meet stringent performance and safety standards. Substandard products would seriously harm our reputation resulting in both a loss of current customers to our competitors and damage to our ability to attract new customers, which could have a material adverse effect on our revenues and our profitability.

We Face Risks From Product Liability And Other Lawsuits, Which May Adversely Affect Our Business


      We may be subjected to various product liability claims or other lawsuits, including, among others, that our products include inadequate or improper instructions for use or installation, or inadequate warnings concerning the effects of the failure of our products. In the event that we do not have adequate insurance or contractual indemnification, damages from these claims would have to be paid from the assets of our company and could have a material adverse effect on our results of operations, liquidity and financial condition. In particular, if we settle or conclude litigation in a quarterly or annual reporting period, there could be a material impact on our operating results for that quarter or year. We, like other manufacturers and distributors of products designed to control and regulate fluids, face an inherent risk of exposure to product liability claims and other lawsuits in the event that the use of our products results in personal injury, property damage or business interruption to our customers. Although we maintain strict quality controls and procedures, including the testing of raw materials and safety testing of selected finished products, we cannot be certain that our products will be completely free from defect. In addition, in certain cases, we rely on third-party manufacturers for our products or components of our products. Although we have product liability and general insurance coverage, we cannot be certain that this insurance coverage will continue to be available to us at a reasonable cost, or, if available, will be adequate to cover any such liabilities.

One Of Our Stockholders Can Exercise Substantial Influence Over Our Company

      As of April 30, 2002, Timothy P. Horne, our Chairman and Chief Executive Officer beneficially owned 33.0% of our outstanding shares of class A common stock and class B common stock, which represents 79.1% of the total outstanding voting power. If the entire 1,200,000 shares being offered by this prospectus are sold, Mr. Horne will beneficially own 28.8% of our outstanding shares of class A common stock and class B common stock, or 76.1% of the total outstanding voting power. As long as Mr. Horne controls shares representing at least a majority of the total voting power of our outstanding stock, Mr. Horne will be able to unilaterally determine the outcome of all stockholder votes and other stockholders will not be able to affect the outcome of any stockholder vote. If Mr. Horne were to sell a significant amount of common stock into the public market, the trading price of our class A stock could decline.

Shares Of Our Class A Common Stock Eligible For Public Sale After This Offering Could Adversely Affect The Market Price Of Our Class A Common Stock

      The market price of our class A common stock could decline as a result of sales of a large number of shares in the market after this offering or market perception that such sales could occur, including sales or distributions of shares by one or more of our large stockholders. These factors could also make it more difficult for us to raise funds through offerings of equity securities in the future at a time and at a price that we deem appropriate.

      If the entire 1,200,000 shares being offered by this prospectus are sold, there will be 19,167,524 shares of our class A common stock and 7,385,224 shares of our class B common stock outstanding after the completion of this offering. A substantial majority of the shares of class A common stock, including all of the shares sold in this offering are freely transferable without restriction or further registration under the federal securities laws, except for any shares held by our affiliates, sales of which will be limited by Rule 144 under the Securities Act of 1933. In addition, under the terms of a registration rights agreement with respect to outstanding shares of our class B common stock (7,385,224 shares assuming the sale of all shares of common stock offered by this prospectus), the holders of our class B common stock have rights with respect to the registration of these shares under the Securities Act of 1933. Under these registration rights, these class B common stockholders may require on two occasions that we register their shares for public resale. If we are eligible to use Form S-3 or similar short-form registration, these class B common stockholders may require that we register their shares for public resale on Form S-3 or similar short-form registration up to two times per year. If we elect to register any of our shares of common stock for any public offering, these class B common stockholders are entitled to include shares of common stock in the registration. However, we may reduce the number of shares proposed to be registered in view of market conditions. We will pay all expenses in connection with any registration, other than underwriting discounts and commissions.

The Trading Price Of Our Class A Common Stock May Be Volatile And Investors In Our Class A Common Stock May Experience Substantial Losses

      The trading price of our class A common stock may be volatile and fluctuations in the trading price may result in substantial losses for investors. Our class A common stock could decline or fluctuate in response to a variety of factors, including, but not limited to, our failure to meet the performance estimates of securities analysts, changes in financial estimates of our revenues and operating results or buy/sell recommendations by securities analysts, the timing of announcements by us or our competitors concerning significant product line developments, contracts or acquisitions or publicity regarding actual or potential results or performance, fluctuation in our quarterly operating results caused by fluctuations in revenue and expenses, substantial sales of our common stock by our existing shareholders, general stock market conditions, and other economic or external factors.

      In addition, the stock market as a whole has recently experienced extreme price and volume fluctuations. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of their securities. This type of litigation could result in substantial costs and a diversion of management attention and resources.

Provisions In Our Charter Documents And Delaware Law May Prevent Or Delay Acquisition Of Us, Which Could Decrease The Value Of Your Shares

      Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. These provisions include those that:

      o authorize the issuance of up to 5,000,000 shares of preferred stock in one or more series without a stockholder vote

      o     limit stockholders' ability to call special meetings

      o establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

      Delaware law also imposes restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock.

Restrictions In Our Revolving Credit Facility May Limit Our Ability To Pay Dividends, Incur Additional Debt, And Make Acquisitions And Other Investments

      Our revolving credit facility contains operational and financial covenants that restrict our ability to make distributions to stockholders, incur additional debt, and make acquisitions and other investments unless we satisfy certain financial tests and comply with various financial ratios. If we do not maintain compliance with these covenants, our creditors could declare a default under our revolving credit facility, and our indebtedness could be declared immediately due and payable. Our ability to comply with the provisions of our revolving credit facility may be affected by changes in economic or business conditions beyond our control.

The Adoption Of SFAS No. 142 May Result In A Write-Off Of All Or A Portion Of Our Goodwill Which Would Negatively Impact Our Operating Results And Financial Condition

      If we are required to take an impairment charge to our goodwill in connection with the adoption of Statement of Financial Accounting Standards
(SFAS) No. 142, "Goodwill and Other Intangible Assets," our operating results may decrease and our financial condition may be harmed. As of March 31, 2002, we had goodwill, net of accumulated amortization, of $126.9 million, or 23.4% of our total assets and 49.8% of our total stockholders' equity. In accordance with SFAS No. 142, goodwill and identifiable intangibles assets that have indefinite useful lives will no longer be amortized. In lieu of amortization, we are required to perform an initial impairment review of goodwill and annual impairment reviews thereafter. In connection with the adoption of SFAS No. 142, we are in the process of evaluating our goodwill for possible impairment. Based on our evaluations to date, we do not expect any significant impairment nor any corresponding write offs.

                           FORWARD-LOOKING STATEMENTS

      This prospectus, including the information incorporated by reference in this prospectus, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this prospectus, or in information incorporated by reference in this prospectus, regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "predicts," "potential," "intends," "continue," "may," "plans," "projects," "will," "should," "could," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that we make. We have included important factors in the cautionary statements included in this prospectus, particularly under the heading "Risk Factors," that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments that we may be a party to or make. We do not assume any obligation to update any forward-looking statements.

                                   OUR COMPANY

      For a more detailed description of our business, please read the description of our business in our annual report on Form 10-K which is incorporated by reference in this prospectus.

General

      Watts Industries, Inc. designs, manufactures and sells an extensive line of valves and other products for the water quality, water safety, water flow control and water conservation markets. We are a leading manufacturer and supplier of these products in both North America and Europe. Our growth strategy emphasizes expanding brand preference with customers, focusing on code development and enforcement, developing new valve products and entering into new markets for specialized valves and related products through diversification of its existing business, strategic acquisitions in related business areas, both domestically and abroad, and continued development of products and services for the home improvement, do-it-yourself retail market. We have focused on the valve industry since 1874, when our predecessor was founded to design and produce steam regulators for New England textile mills and power plants. Watts Industries, Inc. was incorporated in Delaware in 1985.

      Our plumbing and heating and water quality product lines include temperature and pressure safety relief valves; water pressure regulators; backflow preventers for preventing contamination of potable water caused by reverse flow within water supply lines and fire protection equipment; thermostatic mixing valves, ball valves, automatic control valves, water distribution manifolds, thermostatic radiator valves, check valves, and valves for water service primarily in residential and commercial environments; metal and plastic water supply/drainage products including stop valves, tubular brass products, faucets, drains, sink strainers, compression and flare fittings; plastic tubing and braided metal hose connectors for residential construction and home repair and remodeling; drain systems for laboratory drainage and high purity process installations; water heater seismic-restraint straps, and water heater stands and enclosures; hydronic and electric radiant heating and snow melting systems; residential and commercial water filtration and reverse osmosis systems; and pressure and temperature gauges for use in the HVAC market.

      Within a majority of the product lines we manufacture and market, we believe that we have one of the broadest product lines in terms of the distinct designs, sizes and configurations of its valves. Products representing a majority of our sales have been approved under regulatory standards incorporated into state and municipal plumbing and heating, building and fire protection codes, and similar approvals have been obtained from various agencies in the European market. We have consistently advocated the development and enforcement of performance and safety standards, and are committed to providing products to meet these standards, particularly for safety and control valve products. We maintain quality control and testing procedures at each of our manufacturing facilities in order to produce products in compliance with code requirements. Additionally, a majority of our manufacturing subsidiaries have either acquired or are working to acquire ISO 9000, 9001 or 9002 certification from the International Organization for Standardization (ISO).

Recent Developments


      On May 9, 2002, we acquired Hunter Innovations, Inc. of Sacramento, California for $25 million of which approximately $10 million was paid in cash at the closing and the balance will be paid out over the next four years. Hunter Innovations was founded in 1995 as a technology development company and has developed a patented diaphragm seal technology currently licensed by us for our backflow prevention product line. Hunter Innovations has also developed a line of automatic control valves and has made advances in large backflow prevention device technology. Hunter Innovations' sales during the twelve months preceding the acquisition were approximately $1.5 million.

      On April 23, 2002, we declared a dividend of $0.06 per share on our class A and class B common stock payable June 14, 2002 to stockholders of record on June 3, 2002.

      On April 5, 2002, Gabelli Funds, LLC and its related persons and entities filed a Schedule 13D reporting beneficial ownership of 6,229,964 shares of class A common stock, which represents 34.7% of the total outstanding shares of class A common stock, 23.5% of the total outstanding shares of class A and class B common stock, and 6.0% of the total voting power of the outstanding class A and class B common stock.

                     REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

      The following is a summary of the material terms and provisions of the registration rights agreement between us and the selling stockholders. It may not contain all of the information that is important to you. You can access complete information by referring to the registration rights agreement which is filed as an exhibit to the registration statement of which this prospectus is a part.

      We are filing this registration statement under the terms of the registration rights agreement. Under the registration rights agreement, we must use our best efforts to cause the registration statement to be declared effective by the Securities and Exchange Commission, and we must keep the registration statement continuously effective for the period necessary to complete the offering of up to 1,200,000 shares of class A common stock pursuant to this prospectus.


      The registration rights agreement allows us to suspend the selling stockholders' use of this prospectus in some circumstances, such as to permit us to correct or update this prospectus or the registration statement of which this prospectus is a part. Any shares of class A common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement. We have agreed to bear the expenses of registering the sale of the shares of class A common stock by the selling stockholders.


      Under the registration rights agreement, we have agreed to indemnify the following persons against all claims, losses, damages and liabilities, including legal and other expenses incurred in investigating or defending against any claims, arising out of an untrue statement of material fact contained in the registration statement or this prospectus, or any omission to state in the registration statement or this prospectus a material fact required to be stated herein or in the registration statement or necessary to make the statements herein or in the registration statement not misleading, or arising out of any violation by us of federal or state securities laws, subject to limitations specified in the registration rights agreement:

      o     the selling stockholders;

      o any underwriter of an offering registered on a registration statement; and

      o     any person who controls a selling stockholder or an underwriter.

      In addition, each selling stockholder has agreed to indemnify us, our officers and directors, any underwriter, any person who controls our company or an underwriter, and the other selling stockholders against all claims, losses, damages, liabilities and expenses which result from an untrue statement or omission in the information furnished to us in writing by such selling stockholder for use in the registration statement or prospectus.

                            THE SELLING STOCKHOLDERS


   The following table sets forth the number of shares of common stock beneficially owned by the selling stockholders as of April 30, 2002, the number of shares of class A common stock covered by this prospectus and the total number of shares of common stock that the selling stockholders will beneficially own upon completion of this offering. This table assumes that the selling stockholders will offer for sale all of the shares of class A common stock covered by this prospectus.

   The class A common stock offered by this prospectus may be offered from time to time by the selling stockholders named below, or by any of their pledgees, donees, transferees or other successors in interest. The amounts set forth below are based upon information provided to us by representatives of the selling stockholders, or on our records, as of April 30, 2002 and are accurate to the best of our knowledge. It is possible, however, that the selling stockholders may acquire or dispose of additional shares of common stock from time to time after the date of this prospectus.

                                                                                 Common Stock Beneficially
                                                                                Owned After the Offering(4)
                                  Number of Shares                              ---------------------------
                                    Beneficially            Number of                           Percent
                                     Owned as of              Shares                            -------
Name(2)                          April 30, 2002(1)(3)     Offered Hereby        Shares       Equity    Voting
-------                          --------------------     --------------        ------       ------    ------

Timothy P. Horne (5)(6)             8,914,007(7)(8)(9)       500,000(10)     7,774,007(11)    28.8%     76.1%

George B. Horne Trust,
   u/d/t January 26, 1982 (6)       2,074,600(12)            300,000(10)     1,774,600(13)     6.7      19.1

Daniel W. Horne Trust,
   u/d/t February 5, 1980 (6)       1,337,490(14)            100,000(10)     1,237,490(15)     4.7      13.0

Deborah Horne Trust,
   u/d/t September 10, 1976 (6)     1,337,490(16)            100,000(10)     1,237,490(17)     4.7      13.0

Peter W. Horne Trust,
   u/d/t September 10, 1976 (6)     1,286,315(18)            100,000(10)     1,186,315(19)     4.5      12.3

Tiffany Rae Horne Trust,
   u/d/t August 7, 1984               230,340(20)             60,000(10)       170,340(21)      *        1.8

Tara V. Horne (6)                      70,200(22)             40,000(10)        30,200(23)      *         *

TOTAL                               9,225,522(24)          1,200,000(10)     8,025,522(25)    29.7%     78.3%


--------------
* Represents beneficial ownership of less than one percent of outstanding common stock.


(1) The number of shares and percentages have been determined as of April 30, 2002 in accordance with Rule 13d-3 of the Securities Exchange Act of 1934. At that date, a total of 26,552,748 shares were outstanding, of which 8,585,224 were shares of class B common stock and 17,967,524 were shares of class A common stock. Each share of class A common stock is entitled to one vote per share and each share of class B common stock is entitled to ten votes per share. Each share of class B common stock is convertible into one share of class A common stock. Shares of class A common stock are not convertible. The table's equity percentages reflect the applicable beneficial owner's combined class A common stock and class B common stock holdings divided by the total number of outstanding shares of both classes. The table's voting percentage reflects the applicable beneficial owner's one vote per share of class A common stock plus ten votes per share of class B common stock divided by the total number of votes.

(2) The address of each stockholder in the table is c/o Watts Industries, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845.


(3) Under the rules promulgated by the Securities and Exchange Commission, beneficial ownership includes any shares as to which the stockholder has sole or shared voting power or investment power and includes any shares as to which the stockholder has the right to acquire beneficial ownership within 60 days after April 30, 2002. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to shares beneficially owned by that stockholder. For purposes of computing the equity and voting percentages for each stockholder, any shares that such stockholder has the right to acquire within 60 days of April 30, 2002 are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentages for any other stockholder.


(4) Assumes that the selling stockholders will sell all shares of common stock offered by them under this prospectus.

(5) Selling stockholder is Chairman of the Board, Chief Executive Officer, President and a Director of Watts Industries, Inc.

(6)   Timothy P. Horne, George B. Horne, Daniel W. Horne, Deborah Horne, Peter
      W. Horne, Tara V. Horne, and Daniel J. Murphy III may be deemed a "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934.


(7) Includes (i) 2,201,220 shares of class B common stock and 250,211 shares of class A common stock beneficially owned by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 1,335,840 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 1,335,840 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,185,840 shares held for the benefit of Peter W. Horne, Mr. Horne's brother, under a revocable trust for which Peter W. Horne serves as sole trustee, (v) 2,074,600 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (vi) 40,000 shares owned by Tara
      V. Horne, Mr. Horne's daughter, (vii) 30,200 shares held for the benefit of Tara V. Horne, under an irrevocable trust for which Mr. Horne serves as trustee, (viii) 22,600 shares held for the benefit of Tiffany R. Horne, Mr. Horne's daughter, under an irrevocable trust for which Mr. Horne serves as trustee, and (ix) 437,656 shares issuable upon the exercise of stock options or upon the conversion of restricted stock units that are exercisable currently or within 60 days of April 30, 2002. The shares noted in clause (iv) are held in a voting trust for which Mr. Horne and Daniel J. Murphy, III serve as co-trustees. See footnote 9. 2,201,220 of the shares of class B common stock noted in clause (i), 1,285,840 of the shares of class B common stock noted in clause (ii), 1,285,840 of the shares of class B common stock noted in clause (iii), 2,024,600 of the shares of class B common stock noted in clause (v), and all of the 92,800 shares of class B common stock noted in clauses (vi), (vii) and (viii) (6,890,300 shares in the aggregate) are held in a voting trust for which Mr. Horne serves as trustee. See footnote 8. All shares beneficially owned or which may be deemed beneficially owned by Mr. Horne are class B common stock except 250,211 of the shares noted in clause (i), 25,000 of the shares noted in each of clauses (ii) and (iii), and all of the shares noted in clause (ix) of this footnote.

(8) 6,890,300 shares of class B common stock in the aggregate (see footnote 7) (5,850,300 shares of class B common stock in the aggregate assuming the sale of all shares of common stock offered by this prospectus (see footnote 11)) are subject to the terms of The Amended and Restated George
      B. Horne Voting Trust Agreement-1997 ("the 1997 Voting Trust"). Under the terms of the 1997 Voting Trust, the trustee (currently Timothy P. Horne) has sole power to vote all shares subject to the 1997 Voting Trust. Timothy P. Horne, for so long as he is serving as trustee of the 1997 Voting Trust, has the power to determine in his sole discretion whether or not proposed actions to be taken by the trustee of the 1997 Voting Trust shall be taken, including the trustee's right to authorize the withdrawal of shares from the 1997 Voting Trust (for purposes of this footnote, the "Determination Power"). In the event that Timothy P. Horne ceases to serve as trustee of the

      1997 Voting Trust, no trustee thereunder shall have the Determination Power except in accordance with a duly adopted amendment to the 1997 Voting Trust. Under the terms of the 1997 Voting Trust, in the event that Timothy P. Horne ceases to serve as trustee of the 1997 Voting Trust, then Daniel J. Murphy III, a director of the Company, David F. Dietz, whose professional corporation is a partner in the law firm of Goodwin Procter LLP, and Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP (each, a "Successor Trustee" and collectively, the "Successor Trustees"), shall thereupon become co-trustees of the 1997 Voting Trust. If a Successor Trustee shall cease to serve as such for any reason, then a third person shall become a co-trustee with the remaining two Successor Trustees, in accordance with the following line of succession: first, any individual designated as the Primary Designee, next, any individual designated as the Secondary Designee, and then, an individual appointed by the holders of a majority in interest of the voting trust certificates then outstanding. In the event that the Successor Trustees do not unanimously concur on any matter not specifically contemplated by the terms of the 1997 Voting Trust, the vote of a majority of the Successor Trustees shall be determinative.

      The 1997 Voting Trust expires on August 26, 2021, subject to extension on or after August 26, 2019 by stockholders (including the trustee of any trust stockholder, whether or not such trust is then in existence) who deposited shares of class B common stock in the 1997 Voting Trust and are then living or, in the case of shares in the 1997 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1997 Voting Trust may be amended by vote of the holders of a majority of the voting trust certificates then outstanding and by the number of trustees authorized to take action at the relevant time or, if the trustees (if more than one) do not concur with respect to any proposed amendment at any time when any trustee holds the Determination Power, then by the trustee having the Determination Power. Amendments to the extension, termination and amendment provisions of the 1997 Voting Trust require the approval of each individual depositor. Shares may not be removed from the 1997 Voting Trust during its term without the consent of the requisite number of trustees required to take action under the 1997 Voting Trust. Voting trust certificates are subject to any restrictions on transfer applicable to the stock which they represent.


      Timothy P. Horne holds 31.94% (29.08% assuming the sale of all shares of common stock offered by this prospectus) of the total beneficial interest in the 1997 Voting Trust (the "Beneficial Interest") individually, 18.66% (20.27% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest as trustee of a revocable trust, 18.66% (20.27% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest as trustee of a trust revocable with the consent of the trustee, 29.38% (29.48% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest as co-trustee of a revocable trust, and 0.44% (0.52% assuming the sale of all shares of common stock offered by this prospectus) and 0.33% (0.39% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest as trustee of two irrevocable trusts (representing an aggregate of 99.42%, or 100% assuming the sale of all shares of common stock offered by this prospectus, of the Beneficial Interest). George B. Horne holds 29.38% (29.48% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest as co-trustee of a revocable trust. Tara V. Horne, individually and as beneficiary of an irrevocable trust holds 1.02% (0.52% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest. Tiffany R. Horne as beneficiary of an irrevocable trust holds 0.33% (0.39% assuming the sale of all shares of common stock offered by this prospectus) of the Beneficial Interest.


(9) Includes 1,185,840 shares of class B common stock (1,085,840 shares of class B common stock assuming the sale of all shares of common stock offered by this prospectus) that are beneficially owned by Peter W. Horne, as sole trustee and beneficiary of a revocable trust. The shares are subject to the terms of the Horne Family Voting Trust Agreement - 1991 (the "1991 Voting Trust"). Under the terms of the 1991 Voting Trust, the two trustees (currently Timothy P. Horne and Daniel J. Murphy, III) have sole power to vote all shares subject to the 1991 Voting Trust. However, as long as Timothy P. Horne is serving as a trustee of the 1991 Voting Trust, Timothy P. Horne generally has the right to vote all shares subject to such trust in the event that the trustees do not concur with respect to any proposed action, including any exercise of the trustee's right to authorize the withdrawal of shares from the 1991 Voting Trust (for purposes of this footnote, the "Determination Power"). The sole exception to the Determination Power is that the concurrence of Timothy P. Horne and Daniel J. Murphy, III is required for the voting of shares in connection with any vote involving the election or removal of directors of the Company. Under the terms of the 1991 Voting Trust, Timothy P. Horne has the authority to designate up to two successor trustees. Timothy P. Horne has not designated any such successor trustee. If each of Timothy P. Horne and

      Daniel J. Murphy, III ceases to serve as a trustee for any reason, and no successor trustee has been designated, the holders of a majority of the voting trust certificates then outstanding have the right to designate successor trustees as necessary under the terms of the 1991 Voting Trust. Under the terms of the 1991 Voting Trust, Timothy P. Horne and George B. Horne, the father of Timothy P. Horne, can collectively agree to revoke the designation of any successor trustee before he begins to serve or to appoint a new designated successor. If one of such Horne family member is unable to take such action, this power rests in the survivor of them. The 1991 Voting Trust was scheduled to expire on October 31, 2001, but the term of the 1991 Voting Trust was extended for one year by directive of the sole beneficiary, Peter W. Horne. The 1991 Voting Trust now expires on October 31, 2002, subject to extension on or before October 31, 2002 by stockholders (including the trustee of any trust stockholder, whether or nor such trust is then in existence) who deposited shares of class B common stock in the 1991 Voting Trust, are then living, and continue to hold voting trust certificates under the 1991 Voting Trust or, in the case of shares in the 1991 Voting Trust the original depositor of which (or the trustee of the original depositor of which) is not then living, the holders of voting trust certificates representing such shares. The 1991 Voting Trust may be amended or terminated by vote of the holders of a majority of the voting trust certificates then outstanding and, while one or more of Timothy P. Horne, Daniel J. Murphy, III and their successors designated as described in the preceding paragraph is serving as trustee, the trustees. Shares may not be removed from the 1991 Voting Trust during its term without the consent of the trustees.

(10) Represents shares of class A common stock issuable upon conversion of class B common stock.


(11) Includes (i) 1,701,220 shares of class B common stock and 250,211 shares of class A common stock beneficially owned by Timothy P. Horne (for purposes of this footnote, "Mr. Horne"), (ii) 1,235,840 shares held for the benefit of Daniel W. Horne, Mr. Horne's brother, under a revocable trust for which Mr. Horne serves as sole trustee, (iii) 1,235,840 shares held for the benefit of Deborah Horne, Mr. Horne's sister, under a trust for which Mr. Horne serves as sole trustee, which trust is revocable with the consent of the trustee, (iv) 1,085,840 shares held for the benefit of Peter W. Horne, Mr. Horne's brother, under a revocable trust for which Peter W. Horne serves as sole trustee, (v) 1,774,600 shares held for the benefit of George B. Horne, Mr. Horne's father, under a revocable trust for which Mr. Horne serves as co-trustee, (vi) 30,200 shares held for the benefit of Tara V. Horne, under an irrevocable trust for which Mr. Horne serves as trustee, (vii) 22,600 shares held for the benefit of Tiffany R. Horne, Mr. Horne's daughter, under an irrevocable trust for which Mr. Horne serves as trustee, and (viii) 437,656 shares issuable upon the exercise of stock options or upon the conversion of restricted stock units that are exercisable currently or within 60 days of April 30, 2002. The shares noted in clause (iv) are held in a voting trust for which Mr. Horne and Daniel J. Murphy, III serve as co-trustees. See footnote 9. 1,701,220 of the shares of class B common stock noted in clause (i), 1,185,840 of the shares of class B common stock noted in clause (ii), 1,185,840 of the shares of class B common stock noted in clause (iii), 1,724,600 of the shares of class B common stock noted in clause (v), and all of the 52,800 shares of class B common stock noted in clauses (vi) and (vii) (5,850,300 shares in the aggregate) are held in a voting trust for which Mr. Horne serves as trustee. See footnote 8. All shares beneficially owned or which may be deemed beneficially owned by Mr. Horne are class B common stock except 250,211 of the shares noted in clause (i), 25,000 of the shares noted in each of clauses (ii) and (iii), and all of the shares noted in clause (viii) of this footnote.


(12) All shares are class B common stock. Consists of 2,074,600 shares held in a revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. 2,024,600 of such shares are subject to the 1997 Voting Trust. See footnote 8.

(13) All shares are class B common stock. Consists of 1,774,600 shares held in a revocable trust for which Timothy P. Horne and George B. Horne serve as co-trustees. 1,724,600 of such shares are subject to the 1997 Voting Trust. See footnote 8.

(14) All shares are class B common stock, except for 26,650 shares of class A common stock. All shares, except for 1,650 shares of class A common stock, are held in a revocable trust for which Timothy P. Horne serves as sole trustee. 1,285,840 of the class B common stock shares are subject to the 1997 Voting Trust. See footnote 8.

(15) All shares are class B common stock, except for 26,650 shares of class A common stock. All shares, except for 1,650 shares of class A common stock, are held in a revocable trust for which Timothy P. Horne serves as sole trustee. 1,185,840 of the class B common stock shares are subject to the 1997 Voting Trust. See footnote 8.

(16) All shares are class B common stock, except for 26,650 shares of class A common stock. All shares, except for 1,650 shares of class A common stock, are held in a trust for which Timothy P. Horne serves as sole trustee, which trust is revocable with the consent of the trustee. 1,285,840 of the class B common stock shares are subject to the 1997 Voting Trust. See footnote 8.

(17) All shares are class B common stock, except for 26,650 shares of class A common stock. All shares, except for 1,650 shares of class A common stock, are held in a trust for which Timothy P. Horne serves as sole trustee, which trust is revocable with the consent of the trustee. 1,185,840 of the class B common stock shares are subject to the 1997 Voting Trust. See footnote 8.

(18) All shares are class B common stock except for 50,475 shares of class A common stock. The shares of class B common stock are held in a revocable trust for which Peter W. Horne serves as sole trustee. 1,185,840 of the class B common stock shares are subject to the 1991 Voting Trust. See footnote 9.

(19) All shares are class B common stock except for 50,475 shares of class A common stock. The shares of class B common stock are held in a revocable trust for which Peter W. Horne serves as sole trustee. 1,085,840 of the class B common stock shares are subject to the 1991 Voting Trust. See footnote 9.

(20) All shares are class B common stock. 207,740 shares of class B common stock are held in a trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP serves as trustee. 22,600 shares of the class B common stock are held in an irrevocable trust for which Timothy P. Horne serves as trustee, and are subject to the 1997 Voting Trust. See footnote 8.

(21) All shares are class B common stock. 147,740 shares of class B common stock are held in a trust for which Walter J. Flowers, a partner in the law firm of Flowers and Manning LLP serves as trustee. 22,600 shares of the class B common stock are held in an irrevocable trust for which Timothy P. Horne serves as trustee, and are subject to the 1997 Voting Trust. See footnote 8.

(22) All shares are class B common stock. 40,000 shares are owned individually by Tara V. Horne and 30,200 shares of the class B common stock are held in an irrevocable trust for which Timothy P. Horne serves as trustee. All of the shares are subject to the 1997 Voting Trust. See footnote 8.

(23) All shares are class B common stock held in an irrevocable trust for which Timothy P. Horne serves as trustee, and are subject to the 1997 Voting Trust. See footnote 8.


(24) Includes (i) 2,201,220 shares of class B common stock and 250,211 shares of class A common stock beneficially owned by Timothy P. Horne, (ii) 1,335,840 shares held for the benefit of Daniel W. Horne under a revocable trust and 1,650 shares owned by Daniel W. Horne, (iii) 1,335,840 shares held for the benefit of Deborah Horne under a trust which is revocable with the consent of the trustee and 1,650 shares owned by Deborah Horne,
      (iv) 1,235,840 shares held for the benefit of Peter W. Horne under a revocable trust and 50,475 shares owned by Peter W. Horne, (v) 2,074,600 shares held for the benefit of George B. Horne under a revocable trust,
      (vi) 40,000 shares owned by Tara V. Horne, (vii) 30,200 shares held for the benefit of Tara V. Horne under an irrevocable trust, (viii) 22,600 shares held for the benefit of Tiffany R. Horne under an irrevocable trust, (ix) 207,740 shares held in a trust for the benefit of Tiffany Rae Horne, and (x) 437,656 shares issuable upon the exercise of stock options or upon the conversion of restricted stock units that are exercisable by Timothy P. Horne currently or within 60 days of April 30, 2002. 1,185,840 of the shares of class B common stock noted in clause (iv) are held in a voting trust for which Timothy P. Horne and Daniel J. Murphy, III serve as co-trustees. See footnote 9. 2,201,220 of the shares of class B common stock noted in clause (i), 1,285,840 of the shares of class B common stock noted in clause (ii), 1,285,840 of the shares of class B common stock noted in clause (iii), 2,024,600 of the shares of class B common stock noted in clause (v), and all of the 92,800 shares of class B common stock noted in clauses (vi), (vii) and (viii) (6,890,300 shares in the aggregate) are held in a voting trust for which Mr. Horne serves as trustee. See footnote 8. All shares beneficially owned or which may be deemed beneficially owned by the selling stockholders are class B common stock except 250,211 of the shares noted in clause (i), 26,650 of the shares noted in each of clauses (ii) and (iii), 50,475 of the shares noted in clause (iv) and all of the shares noted in clause (x) of this footnote.

(25) Includes (i) 1,701,220 shares of class B common stock and 250,211 shares of class A common stock beneficially owned by Timothy P. Horne, (ii) 1,235,840 shares held for the benefit of Daniel W. Horne under a revocable trust and 1,650 shares owned by Daniel W. Horne, (iii) 1,235,840 shares held for the benefit of Deborah Horne under a trust which is revocable with the consent of the trustee and 1,650 shares owned by Deborah Horne, (iv) 1,135,840 shares held for the benefit of Peter W. Horne under a revocable trust and 50,475 shares owned by Peter W. Horne, (v) 1,774,600 shares held for the benefit of George B. Horne under a revocable trust, (vi) 30,200 shares held for the benefit of Tara V. Horne under an irrevocable trust,
      (vii) 22,600 shares held for the benefit of Tiffany R. Horne under an irrevocable trust, (viii) 147,740 shares held in a trust for the benefit of Tiffany Rae Horne, and (ix) 437,656 shares issuable upon the exercise of stock options or upon the conversion of restricted stock units that are exercisable by Timothy P. Horne currently or within 60 days of April 30, 2002. 1,085,840 of the shares of class B common stock noted in clause (iv) are held in a voting trust for which Timothy P. Horne and Daniel J. Murphy, III serve as co-trustees. See footnote 9. 1,701,220 of the shares of class B common stock noted in clause (i), 1,185,840 of the shares of class B common stock noted in clause (ii), 1,185,840 of the shares of class B common stock noted in clause (iii), 1,724,600 of the shares of class B common stock noted in clause (v), and all of the 52,800 shares of class B common stock noted in clauses (vi) and (vii) (5,850,300 shares in the aggregate) are held in a voting trust for which Mr. Horne serves as trustee. See footnote 8. All shares beneficially owned or which may be deemed beneficially owned by the selling stockholders are class B common stock except 250,211 of the shares noted in clause (i), 26,650 of the shares noted in each of clauses (ii) and (iii), 50,475 of the shares noted in clause (iv) and all of the shares noted in clause (ix) of this footnote.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale by the selling stockholders of the class A common stock covered by this prospectus.


                              PLAN OF DISTRIBUTION

      The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest, may sell the securities from time to time on the New York Stock Exchange or any other stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The "selling stockholders" as used in this section of the prospectus shall refer to the selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

      o block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

      o a special offering, an exchange distribution or a secondary distribution in accordance with the rules of any stock exchange on which the securities are listed;

      o ordinary brokerage transactions and transactions in which the broker solicits purchases;

      o     privately negotiated transactions;

      o     short sales;

      o through the writing of options on the securities, whether or not the options are listed on an options exchange;

      o through the distribution of the securities by any selling stockholder to its partners, members or stockholders;

      o one or more underwritten offerings on a firm commitment or best efforts basis;

      o sales at other than a fixed price to or through a market maker or into an existing trading market, on an exchange or otherwise, for such securities;

      o through agreements between a broker or dealer and one or more of the selling stockholders to sell a specified number of the securities at a stipulated price per share; and

      o     any combination of any of these methods of sale.

      The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

      The selling stockholders may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the securities which is not expected to exceed that customary in the types of transactions involved. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

      From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's securities offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling stockholder's securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

      To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders' securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of a selling stockholder's securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

      The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

      A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling stockholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

      The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.


      Under the registration rights agreement, we have agreed to indemnify the selling stockholders and other persons against specified claims, losses, damages and liabilities, including liabilities under federal and state securities laws. The selling stockholders have agreed to indemnify and hold harmless us, certain directors, officers and control persons against specified liabilities, including liabilities under federal and state securities laws. See "Registration Rights of the Selling Stockholders" on page 10.


      The securities offered hereby were originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act of 1933. We agreed to register the securities under the Securities Act of

1933. We will pay all expenses relating to the offering and sale of the securities, with the exception of commissions, discounts and fees of underwriters, broker-dealers or agents, taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders.

      We will not receive any proceeds from sales of any securities by the selling stockholders.

      We can not assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

      We will supply the selling stockholders and any stock exchange upon which the securities are listed with reasonable quantities of copies of this prospectus. To the extent required by Rule 424 under the Securities Act of 1933 in connection with any resale or redistribution by a selling stockholder, we will file a prospectus supplement setting forth:

      o     the aggregate number of shares to be sold;

      o     the purchase price;

      o     the public offering price;

      o     if applicable, the names of any underwriter, agent or broker-dealer;
            and

      o any applicable commissions, discounts, concessions, fees or other items constituting compensation to underwriters, agents or broker-dealers with respect to the particular transaction (which may exceed customary commissions or compensation).

      If a selling stockholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, the prospectus supplement will include any other facts that are material to the transaction. If applicable, this may include a statement to the effect that the participating broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of the securities registered hereunder:


      o our Quarterly Report on Form 10-Q for the quarter ended March 31, 2002, filed on May 15, 2002;

      o our Annual Report on Form 10-K for the year ended December 31, 2001, filed on March 14, 2002; and

      o the description of our common stock contained in our Registration Statement on Form 8-A, filed on June 22, 1995, and all amendments and reports updating such description.

      Upon oral or written request and at no cost to the requester, we will provide to any person, including a beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. All requests should be made to: Watts Industries, Inc., 815 Chestnut Street, North Andover, Massachusetts 01845, Attn: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at (978) 688-1811. We have not authorized anyone to provide you with information other than that incorporated by reference or provided in this prospectus. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents incorporated by reference, provided that we will supplement this prospectus as required pursuant to applicable rules and regulations promulgated under the Securities Act of 1933.

                       WHERE YOU CAN FIND MORE INFORMATION

   We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including Watts Industries, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                                     EXPERTS

      The consolidated financial statements of Watts Industries, Inc. as of December 31, 2001 and 2000, and for the years ended December 31, 2001 and 2000, the six month period ended December 31, 1999 and the fiscal year ended June 30, 1999, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS


      The validity of the issuance of the shares of class A common stock offered hereby will be passed upon by our counsel, Goodwin Procter LLP.

      No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by our company or any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of class A common stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of our company or that information contained herein is correct as of any time subsequent to the date hereof.

    1,200,000 Shares of Class A Common Stock Underlying Class B Common Stock

                             WATTS INDUSTRIES, INC.

                              Class A Common Stock
                           (par value $0.10 per share)

                                   -----------

                                   PROSPECTUS

                                   -----------

                                 ______________, 2002

                                     Part II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

      The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the SEC registration fee and New York Stock Exchange listing fee are estimated):

      SEC registration fee..........................................     $ 1,781
      New York Stock Exchange listing fee...........................      17,700
      Accounting fees and expenses..................................       8,000
      Legal fees and expenses.......................................      20,000
      Miscellaneous.................................................       2,519
      TOTAL.........................................................     $50,000

      All expenses itemized above shall be borne by Watts Industries, Inc.

Item 15. Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses, including attorneys' fees but excluding judgments, fines and amounts paid in settlement, actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit. And with the further limitation that in these actions, no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of the person's duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

      In accordance with Section 145 of the Delaware General Corporation Law, Article TENTH of the Restated Certificate of Incorporation, as amended, of Watts Industries, Inc. ("Watts") provides that no director of Watts shall be personally liable to Watts or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Watts or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

      Article V of the Amended and Restated By-laws of Watts provides for indemnification by Watts of its directors, officers and certain non-officer employees under certain circumstances against expenses (including attorneys fees) judgments, fines and amounts paid in settlement reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceeding in which any such person is involved by reason of the fact that such person is or was a director, an officer or an employee of Watts, or is acting in any capacity with other entities at the request of Watts, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Watts, and with respect to criminal actions or proceedings, that such person had no reasonable cause to believe his or her conduct was unlawful.

      Section 145(g) of the Delaware General Corporation Law and Article V of the Amended and Restated By-laws of Watts provide that Watts shall have the power to purchase and maintain insurance on behalf of its officers, directors, employees and agents, against any liability asserted against and incurred by such persons in any such capacity. Watts has obtained insurance covering its directors and officers against losses and insuring Watts against certain of its obligations to indemnify its directors and officers.

Item 16. Exhibits.

Exhibit
  No.        Description
-------      -----------

    4.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 001-14787)

    4.2   -- Amended and Restated By-laws, as amended May 11, 1999
             (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 001-14787)

   *5.1   -- Opinion of Goodwin Procter LLP

  *23.1   -- Consent of KPMG LLP

   23.2   -- Consent of Goodwin Procter LLP (included in Exhibit 5.1)


 **24.1   -- Power of Attorney


   99.1 -- Registration Rights Agreement dated July 25, 1986 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed August 21, 1986, Registration No. 33-6515)

-----------
      *     Filed herewith.


      **    Previously filed.


Item 17. Undertakings.

A.    The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the undersigned registrant pursuant to the foregoing provisions, or otherwise, the undersigned registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of North Andover, Commonwealth of Massachusetts, on May 16, 2002.



                                  WATTS INDUSTRIES, INC.

                              By:             /S/ TIMOTHY P. HORNE
                                  ----------------------------------------------
                                                 Timothy P. Horne
                                  Chairman of the Board, Chief Executive Officer
                                                   and President


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         Signature           Title                                      Date
         ---------           -----                                      ----



/S/ TIMOTHY P. HORNE         Chairman of the Board,                 May 16, 2002
--------------------------   Chief Executive Officer and President
    Timothy P. Horne         Principal Executive Officer)


/S/ WILLIAM C. MCCARTNEY     Chief Financial Officer and Treasurer  May 16, 2002
--------------------------   (Principal Financial Officer and
    William C. McCartney     Principal Accounting Officer)


            *                Director                               May 16, 2002
--------------------------
    Kenneth J. McAvoy


            *                Director                               May 16, 2002
--------------------------
    Gordon W. Moran


            *                Director                               May 16, 2002
--------------------------
    Daniel J. Murphy, III


            *                Director                               May 16, 2002
--------------------------
    Roger A. Young

* By: /S/ TIMOTHY P. HORNE
      --------------------
      Timothy P. Horne
      Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit
  No.      Description
-------    -----------

    4.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 001-14787)

    4.2 -- Amended and Restated By-laws, as amended May 11, 1999
           (incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 001-14787)

   *5.1 -- Opinion of Goodwin Procter LLP

  *23.1 -- Consent of KPMG LLP

   23.2    Consent of Goodwin Procter LLP (included in Exhibit 5.1)


 **24.1 -- Power of Attorney


   99.1 -- Registration Rights Agreement dated July 25, 1986 (incorporated by reference to Exhibit 10.7 to Amendment No. 2 to the Company's Registration Statement on Form S-1 filed August 21, 1986, Registration No. 33-6515)

-----------
      *    Filed herewith.


      **   Previously filed.